Dan Rigdon

9 Jana Way

Lucas, Texas 75002

January 15, 2016

Acacia Diversified Holdings, Inc.

ATTN: Steven L. Sample, CEO

3512 East Silver Springs Blvd. - #243

Ocala, FL 34470

Dear Steve:

It has been a sincere pleasure serving on the Board of Directors of Acacia with you and my fellow directors. Were it not for the opportunities that lie before us in the acquisitions of this date, I would continue to serve with pleasure.

That said, I will now tender my resignation effective immediately in order to make way for new directors coming in from our acquired entities.

I’m certain you know that I remain ready and willing to help you and the Company in any way as it sets sail for great new opportunities.

I will follow the Company with enthusiasm.

Most sincerely,

_____/s/ Dan Rigdon________

Dan Rigdon